                                                           EXHIBIT NO. 99.10(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 33-68310 on Form N-1A of our report dated November 23, 2005 relating to the financial statements of MFS Union Standard Equity Fund, a series of MFS Series Trust XI, appearing in the Annual Report to shareholders for the year ended September 30, 2005, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP
---------------------------
Deloitte & Touche LLP

Boston, Massachusetts
January 23, 2006